Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-168254) pertaining to the Valeant Pharmaceuticals International 2006 Equity Incentive Plan and the Valeant Pharmaceuticals International 2003 Equity Incentive Plan of our reports dated February 26, 2010, with respect to the consolidated financial statements and schedule of Biovail Corporation, the previous name of Valeant Pharmaceuticals International, Inc., and the effectiveness of internal control over financial reporting of Biovail Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Toronto, Canada September 28, 2010	Chartered Accountants Licensed Public Accountants